UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2013

COMPREHENSIVE CARE CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	1-9927	95-2594724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3405 W. Dr. Martin Luther King Jr. Blvd, Suite 101
Tampa, Florida		33607
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 288-4808

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 Entry into a Material Definitive Agreement.

(a)

(1) On December 30, 2013, Comprehensive Care Corporation, a Delaware corporation (the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Imagen Radiomagnetica, S De R. L., a foreign (Mexican) business entity (“Imagen”). Pursuant to the Stock Purchase Agreement, the Company agreed to sell to Imagen all of the issued and outstanding shares of capital stock of its wholly-owned subsidiary, Comprehensive Behavioral Care, Inc., a Nevada corporation (the “Subsidiary”). With the exception of the parties’ entry into and execution of the Stock Purchase Agreement, there is no material relationship between the Company (or any of its affiliates) and Imagen (or any of its affiliates).

(2) As consideration for all of the shares of capital stock of the Subsidiary, Imagen has agreed to pay to the Company $100.00 in cash. Each of the Company and Imagen has agreed to indemnify, defend and hold harmless the other party against any claims, losses, liabilities and damages suffered by the other party arising out of or resulting from breach of the Stock Purchase Agreement, including payment of reasonable legal fees and costs. In addition: (i) the Company has agreed that Imagen shall control the defense of the Company in certain specified litigation against the Subsidiary; (ii) the parties agreed to certain mutual confidentiality obligations; and (iii) the parties agreed to certain non-competition and non-solicitation covenants. The closing of the sale of all of the capital stock of the Subsidiary is scheduled to occur on December 31, 2013.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements

Not Applicable

(b)	Exhibits

99.1	Stock Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPREHENSIVE CARE CORPORATION

Date: December 31, 2013	By:	/s/ Clark Marcus
Clark Marcus
Chief Executive Officer